Exhibit 99.3

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

ANF - Q2 2008 Abercrombie & Fitch Co. Earnings Conference Call

Event Date/Time: Aug. 15. 2008 / 8:30AM ET

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CORPORATE PARTICIPANTS
Eric Cerny
Abercrombie & Fitch Co. - Manager, IR
Mike Kramer
Abercrombie & Fitch Co. - EVP, CFO
Mike Jefferies
Abercrombie & Fitch Co. - Chairman, CEO
Mike Nuzzo
Abercrombie & Fitch Co. - VP-Fin.
Kristen Blum
Abercrombie & Fitch Co. - Chief Information Officer
Brian Logan
Abercrombie & Fitch Co. - Controller
CONFERENCE CALL PARTICIPANTS
Jeff Klinefelter
Piper Jaffray - Analyst
Paul Lejuez
Credit Suisse - Analyst
Janet Kloppenberg
JJK Research - Analyst
Dana Cohen
Banc of America - Analyst
Dana Telsey
Telsey Advisory Group - Analyst
Jeff Black
Lehman Brothers - Analyst
Michelle Tan
Goldman Sachs - Analyst
Brian Tunick
JPMorgan - Analyst
Adrienne Tennant
FBR - Analyst
Lorraine Maikis
Merrill Lynch - Analyst
Christine Chen
Needham & Company - Analyst
Jennifer Black
Jennifer Black & Associates - Analyst
Kimberly Greenberger
Citigroup - Analyst
PRESENTATION

Operator

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Good day, everyone, and welcome to the Abercrombie and Fitch second quarter earnings results conference call. Today’s conference is being recorded. (OPERATOR INSTRUCTIONS) We will open the call to your questions at the end of the presentation. We ask that you limit yourself to one question during the question-and-answer session. At this time I would like to turn the conference over to Mr. Eric Cerny.

Eric Cerny - Abercrombie & Fitch Co. - Manager, IR
Good morning. Welcome to our second quarter earnings call. Earlier this morning we released our sales and earnings, balance sheet, income statement, and an updated financial history. If you haven’t seen these materials they are available on our website. This call is being recorded and can be replayed by dialing 888-203-1112. You will need to reference the conference ID 7331496. You may also access the replay through the Internet at Abercrombie.com.
With me are Mike Jeffries, Chairman and Chief Executive Officer; Mike Kramer, Chief Financial Officer; Mike, Nuzzo, Senior Vice President of Finance; Brian Logan, Controller; and Kristen Blum, Chief Information Officer. Today’s earnings call will be limited to one hour. After our prepared comments we will be available to take your questions for as long as time permits. Please limit yourself to one question so that we can speak with as many callers as possible. Before we begin I remind you that any forward-looking statements we may make today are subject to the Safe Harbor statement found in our SEC filings. Now to Mike Kramer.

Mike Kramer - Abercrombie & Fitch Co. - EVP, CFO
Good morning. Before we begin I want to take this time to announce that Eric Cerny will be assuming responsibility for Investor Communications as Brian Logan shifts his focus back to being the Company’s Controller. All investor inquiries should now be directed to Eric Cerny. As you know, this will be my last earnings call with Abercrombie and Fitch. I want to take this opportunity to express my gratitude for the time I have spent here. Abercrombie and Fitch truly is a world-class organization with an excellent management team that has not only created some of the greatest and admired brands in retail but has the talent, the passion, and the dedication necessary to become a preeminent multinational business. Abercrombie and Fitch has allowed me to develop both personally and professionally which gives me confidence that I can be successful as I progress to the next level of my career. I will miss the A&F values, the hard working and unselfish people and the young and energetic environment, and I wish my mentor Mike Jefferies and his team all the best. Now to Mike Jefferies.

Mike Jefferies - Abercrombie & Fitch Co. - Chairman, CEO
Thank you very much, Mike. As you all know the second quarter selling environment continued to be challenging. Macro economic conditions remained weak throughout the quarter and the selling environment particularly as we moved into the back to school selling period was tough. Although none of us are satisfied with our second quarter results I actually see the current environment as a major opportunity to place more distance between us and the rest of the industry. Our brands are better positioned than ever and our prospects for long-term growth as a multinational Company are exceptional. It is important that you understand why I believe so strongly in our current model.
First, we position our brands to be aspirational. We differentiate our brands by combining the highest quality trend-right merchandise with an exceptional shopping experience that stimulates the senses and creates an emotional connection with our customer. We are absolutely committed to protecting and enhancing our brands long term sustainability. It is this approach that has allowed us to produce some of the most highly productive and profitable businesses in retail. We do not compete on price or promotion regardless of macro economic conditions, although it may be both easy and tempting to drive short-term sales with pricing and promotional efforts, this approach will diminish the long-term strength and profitability of premium brands. It is clear to me that our decision back in 2005 to raise retail prices in the Abercrombie and Fitch brand reinforced its aspirational position and contributed to the substantial international appeal and growth prospects that the brand enjoys today. Even if the US economy remains sluggish throughout the remainder of 2008, as anticipated, we will seek to put even more distance between ourselves and the competition by avoiding promotions, by elevating the quality of our merchandise, and by increasing prices where the quality and iconic status dictate.
Second, we are committed to producing long-term sustainable value. We have consistently grown earnings over the past 16 years by continually improving on an already industry leading gross margin and by operating a very streamlined efficient cross-branded organizational structure. We’re very proud of our ability to deliver financial results, and we keep digging into the operations into an effort to enhance efficiencies. However, we will not scale back on our growth plans, which collectively will provide the highest return on investment. New domestic Hollister store profit margins continue to match the existing chain and each store has a phenomenal return on investment. Notably there are still opportunities for the Hollister brand in many high-quality malls. Also, we continue to develop our newest compelling concept, Gilly Hicks. We

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are committed to establishing this brand as the best in the intimates business as we have done with our sportswear brands, and we he plan to have 35 stores opened by the end of fiscal 2009.
Most importantly, we are strategically investing in the people, systems, and real estate to expand internationally. Given our results to date, we are absolutely convinced that international expansion will drive long-term top-line and bottom-line growth while further enhancing our brands. We will not sacrifice this investment and growth plan for short-term quarterly results. We are anticipating and excited to see the early results of this effort in 2009 and 2010 and over the next five years as we transition into a truly multinational corporation. We believe this represents one of the most compelling long-term opportunities in retail.
Third, although international expansion is not without risk, we are confident in our ability to execute our strategy. Our brands have attained global recognition, and the success of the New York and London flagships gives us confidence that we can reach our goals. Today Abercrombie and Fitch veterans and world-class talent joining us from the outside comprise a management team focused on ensuring success. We have made substantial progress in preparing areas such as supply chain, stores, and information technology for international operations. And we continue to work as a team to execute our plan. As we have demonstrated in the past we approach this expansion prudently, always keeping brand protection as the number one priority. I have no doubt that this Company is ready and qualified to achieve our goals.
I want to thank Mike Kramer for all of his efforts in helping us position for growth. He effectively partnered with me and others on the management team to drive improvement and develop talent and expertise that will be important for our expansion plans. We wish him all the best in his future pursuits. I will miss you, Mike. Now I will exit the call and leave you in the very capable hands of the finance team. Thanks for your time, and I look forward to visiting you when you come to campus. Now to Mike Nuzzo.

Mike Nuzzo - Abercrombie & Fitch Co. - VP-Fin.
Thanks, Mike. Good morning. Although we fell short of the initial earnings guidance this season our financial model remains strong. We continue to generate improved gross margin results through a disciplined full-price strategy that is based on product quality, not promotion. With declining sales we moderated store expenses, and as Mike Jefferies noted we did so without compromising the aspirational shopping experience. Most importantly in the face of a difficult macro economic environment, we remain committed to our investment and growth plans which will position us for long-term success. Our fiscal 2008 second quarter net sales for the 13 weeks ended August 2, 2008, increased 5% to $845.8 million from $804.5 million for the 13 weeks ended August 4, 2007. Second quarter direct to consumer net sales increased 23% to $55.9 million. Total comparable store sales decreased 4%. Transactions per week decreased 11% and average transaction value was up 6% to last year. Regionally comps were strongest in the tour stores and weakest in the Midwest. As previously reported, July sales were weaker across the board in all brands and store segments.
For the total Company during the second quarter, male tops and shorts performed well as well as denim and fragrance in both genders. Female tops, pants, and woven shorts underperformed in the quarter. Finally of note, the Abercrombie and Fitch tour stores continue to have a significant impact on the brand’s comp store sales results. For the second quarter excluding such stores from the comp base which show Abercrombie and Fitch with a comp store sales trend similar to Hollister.
The second quarter gross profit rate was 70.1%, 130 basis points higher compared to last year. The change in rate is attributed to a higher initial mark-up rate versus last year. As in the first quarter London pricing and price increases in select departments contributed to the higher initial mark-up rate. Our markdown rate in the quarter was flat to last year. We ended the second quarter with inventories down 1% per gross square foot at cost versus last year. Slightly lower than our guidance from the first quarter call that estimated a flat inventory result.
Even with the business decline in July, we managed the level of late spring and the timing of early fall merchandise deliveries to contribute to this result. We ended the second quarter with slightly higher basic inventory levels compared with last year due primarily to an increased investment investment denim inventory consistent with the uptrend in this business. Stores and distribution expense for the quarter as percentage of sales increased 100 basis points to 42.6% versus 41.6% last year. The increase in rate versus last year reflects the negative floor comp store sales result, the impact of higher minimum wage rates, and higher direct expense rates. Specifically related to flagship pre opening rent expenses.
It is important to note that we implemented a number of store payroll expense saving efforts in the quarter that in combination managed to generate leverage in this line item, even with both the sales decline and added minimum wage expenses. Our distribution center UPH increased 18% from last year.

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For the second quarter, marketing general and administrative expense was approximately $109 million slightly higher than the 105 million to $108 million guidance range provided on the first quarter call. As a percentage of sales, MG&A increased 70 basis points to 12.9% from 12.2% last year. This result includes approximately $1.6 million in expenses associated with the departure of a senior executive. The increase in rate versus last year also reflects continued investment in home office resources necessary for international expansion. For the second quarter, operating income was $124 million compared to $124.1 million last year. Operating income as a percentage of sales was 14.7% versus 15.4% last year. The effective tax rate for the second quarter was 38.1% compared to 36.6% for the second quarter 2007. Last year’s rate reflected the favorable impact from the settlement of tax audits. Interest income was $1.8 million compared to $4.1 million last year. As expected, the reduction is partially attributed to a lower average return on investments and the addition of net interest expense from borrowings under our line of credit agreement.
Net income for the second quarter was $77.8 million versus $81.3 million last year. Second quarter net income per diluted share was $0.87 following the $0.01 charge, versus $0.88 last year. Second quarter capital expenditures were approximately $109 million. In the quarter we opened six new Abercrombie kid stores, 23 new Hollister stores, two new RUEHL stores, and three new Gilly Hicks stores. Our end of quarter total gross square footage was approximately $7.7 million.
On the real-estate front, our domestic and international store growth initiatives continue to represent substantial return on investment and brand enhancement opportunities. We recently finalized a new lease deal for both an A&F and Abercrombie kids flagship in Milan, Italy to open in late 2009. This adds to our 2009 flagship opening schedule which currently includes Hollister Soho in late spring, Abercrombie Kids New York in late Fall, Copenhagen Adult in mid Fall, and Ginza Adult in late fall. As you know, we are in lease negotiations on a number of additional sites in both Europe and Asia. In addition we have signed leases for three Hollister chain stores in the UK opening in 2008. Westfield, London, Bluewater, and Brent Cross. The fourth store location is now planned to open in Spring 2009.
In Canada, we are entering the Vancouver market with a Hollister store in 2008 and an adult store in 2009. The kids business opens in Toronto in 2008 with stores in Eaton Center and Sherway Garden. By the end of 2009 with current lease deals we expect to have five adult, three kids, seven Hollister stores in Canada. For fiscal 2008 we plan to increase total gross square footage by 9 to 10%. In addition to our three UK Hollister stores in North America we expect to open 99 new non flagship stores including two new Abercrombie Adult stores, 66 new Hollister stores, 12 new Abercrombie Kids stores, 6 new RUEHL stores, 11 new Gilly Hicks stores and two new Outlet stores. Since our Q1 release, one Abercrombie adult store, one Abercrombie Kids stores and three Gilly Hicks stores are now expected to open in 2009 due to a shift in possession dates for construction.
Our 2008 flagship construction work remains on schedule and other capital expenditure estimates remain consistent with approximately $15 million for complete store remodels, $50 million in store refresh, and $73 million in home office infrastructure, information technology, and distribution center investments. Our estimated total capital expenditure level for the year is 405 million to $410 million. On the information technology front, we continue to make progress on our new retail merchandising system which has a two-stage implementation in 2009. As we have said in the past, not only will this system improve efficiencies and work quality, but is also essential for supporting the logistics of our international growth.
Now for our guidance information related to inventory and EPS for fall 2008. For inventory levels we expect to end the third quarter of 2008 with inventory up 10 to 15% at cost on a per square foot basis versus Q3 2007. The increase in the inventory level assumes a Q3 comp trend similar to July. Also, we intend to set more items at Christmas floor set at the end of October than last year in an effort to lower the floor update work load for stores in November. This strategy results in an increase in Q3 Christmas merchandise deliveries compared to last year. Even with this expected increase, we have triggers in place that will allow us to react to fall deliveries in a manner that should result in an end of Q4 inventory per square foot at cost level in the flat to slightly positive range compared to 2007.
For EPS guidance we estimate between $3.40 and $3.45 net income per diluted share for the second half of fiscal 2008. 7 to 8% reduction from fall 2007. The full-year EPS range is between $4.95 and $5. The full season earnings guidance reflects the following. A negative 7 comp store sales level in fall consistent with the trend in July to achieve the low end of the guidance range. An incremental benefit during the fourth quarter from higher contributing new stores scheduled to open later this year including the three Hollister UK stores and three Canadian stores. In stores and distribution expense for fall, around $10 million in additional expense related to store minimum wage and manager salary increases, and the following estimated pre opening rent expense levels. $5 million for the Tokyo flagship, $4 million for Hollister Soho, and $2.5 million for other flag ships including Copenhagen and Milan.
The fall MG&A expense, per quarter of between 114 million and $116 million and a total fall season effective tax rate of 38%. Our short-term outlook reflects our view of the sagging general economy and the ongoing challenges in the specialty retail sector. However, we remain committed to our growth and investment strategy and over the Fall season we will provide additional details on our international plans for 2009

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and 2010. As we have stated before, Internet sales, Canada stores, US-based tourist stores and our flagships in New York and London give us every indication that this strategy with proven concepts will drive substantial long-term top-line and bottom-line growth. Where others see doom and gloom, we see the current environment as an opportunity to continue to build quality into the product and store experience which will place even more distance between us and the rest of the industry. It is clear that the general economy will recover, and when it does, we intend to be firmly entrenched with the leading brands both domestically and internationally.
Now we are available to take your questions. Please limit yourself to one question so that we can speak with as many callers as possible. After everyone has had a chance we will be happy to take follow-up questions. Thank you.
QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS) And for our first question we go to Jeff Klinefelter with Piper Jaffray.

Jeff Klinefelter - Piper Jaffray - Analyst
Yes, thank you. I wanted to ask a little more on the system implementation plan. Could you just update us again on how you’re phasing that in through the merch organization in the back half of this year and have you been testing it? Are you getting any feedback off of it in terms of turn changes or margin changes within your current business?

Mike Nuzzo - Abercrombie & Fitch Co. - VP-Fin.
Kristen, do you want to take that?

Kristen Blum - Abercrombie & Fitch Co. - Chief Information Officer
Sure. Jeff, this is Kristen Blum. In terms of where we are from an implementation perspective we’re not in the testing phases yet. It is a two phased approach as Mike alluded to. Phase 1 is an April implementation of ‘09, which includes all of the foundational components of the system as well as purchase order functionality. So we anticipate great efficiencies there just from a work load perspective on the merchants side. That is the predominant factor in release 1.
Release 2 is September ‘09, and what that includes is all of the financial components, stock ledger, perpetual inventory, et cetera. So that then eliminates all of our legacy systems at that point in time, so all the mainframe applications, everything that we will be running semi parallel between release 1 and release 2 will be completely sunsetted at the September time frame next year. Release 1 is really in the design, we’re finalizing design and heading into the development phase and for release 2 we are finalizing requirements. Lots and lots of business folks are involved on this project so we feel very good from a — the perspective of what the business is involving — involvement on this project, excuse me, and the efficiencies that we will get in the processes on the business side as well. So we’ll continue to make progress there and update you.

Operator
We go next—.

Mike Kramer - Abercrombie & Fitch Co. - EVP, CFO
Jeff this is Mike Kramer. I wanted to add to that. And as Kristen said, just to elaborate a little further, we have some key merchants and some key planners that we have pulled out of the business that are 100% focused and dedicated to the development and implementation of these, and these guys directly report back to the heads of those groups, so everybody is in communication and has impact in terms of this rollout. There will be no surprises at the end because of this fully being integrated with business partners throughout the process.

Operator

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We go next to Paul Lejuez with Credit Suisse.

Mike Kramer - Abercrombie & Fitch Co. - EVP, CFO
Hey, Paul.

Paul Lejuez - Credit Suisse - Analyst
Hey. Can you maybe break out for us some of the big pieces of M G&A and talk about the rate of growth in some of those pieces? And also just wondering, is there any opportunity to make some cuts there? Thanks.

Mike Nuzzo - Abercrombie & Fitch Co. - VP-Fin.
Paul this is Mike Nuzzo. I can take that. I think when you look at the MG&A I think you want to think about it sequentially from Spring to Fall. And if you look at the estimate that we provided this year I think our MG&A will be up about 7.5% from fall to spring, and this is actually lower than it’s been in the past two years. I think the previous year it was up about 10%, and the year before that I think it was up close to 13%. But the elements ar all the elements that you would think about as we get prepared for the international rollout. It includes the additional payroll for bringing on people and expertise. It includes depreciation related to the IT systems that we’ve talked about. It includes additional legal and consulting that will be essential for becoming fully capable of rolling out stores in multiple countries next year. And in terms of the ability to cut back on MG&A as we look out into the fall, there will be limited opportunities to do so, and as we’ve, I think made it pretty clear, we do our best to dig into the operations of this business and we have saved and generated savings in areas like travel, in samples, in marketing, and we will continue to make those efforts, but what I want to make clear to you is we are clearly earmarking investments for 2009 and 2010 and our ability to cut back on those is not something that we want to do.

Operator
We go next to Janet Kloppenberg with JJK Research.

Janet Kloppenberg - JJK Research - Analyst
Hi, guys. How are you?

Mike Kramer - Abercrombie & Fitch Co. - EVP, CFO
Good morning, Janet.

Janet Kloppenberg - JJK Research - Analyst
Mike, with respect to that, should we then think that the rate of growth for the Company in ‘09 and ‘10 may slow as it has in ‘08, or do you think the revenue component from the flagships will help offset some of this expense pressure? Secondly, it’s unusual for A&F to have inventories at the levels they are now and going forward if you’re planning for comps to be down. Usually your inventories have been in line with your comp guidance. Can you maybe explain some of that change in strategy? Thank you.

Mike Nuzzo - Abercrombie & Fitch Co. - VP-Fin.
Sure, Janet. I’ll take the inventory question first. I’ll just reiterate what we talked about in the script because I think this is important to keep in mind. We talked about Q3 inventories being up in the 10 to 15% range, and we gave you a little bit of color—.

Janet Kloppenberg - JJK Research - Analyst

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No, no, but Mike, you’re saying at the end of the fourth quarter your comps are going to be flat, but it sounds like you’re still looking for comps to be negative in the fourth quarter, so I was just curious about that?

Mike Nuzzo - Abercrombie & Fitch Co. - VP-Fin.
Well, I think what I can say is that we talked about the triggers that we have in place to help moderate the inventory. And all I can tell you, Janet, is having known us for years, I think the planning systems here and the effort that we’ll put into inventory management in the fall, I can tell that we are focused on ensuring that we come out of the fall with no markdown or carry-over exposure. And again, that’s been our track record, and so I think that that can give you some idea on the inventory levels. Again, having worked through this system over the last couple of years, I can tell you that the tools that the planning team has to implement supply chain methodologies into the initial buys and the triggering processes that we have are better than they’ve ever been. So I really do feel confident that coming out of fall we will be as clean as we can be given the sales environment.
As far as the rate of growth question, I think that — we don’t really give a whole lot of information on 2009 and so on. But clearly we’ve got these flagships that we have outlined coming on board in 2009. I think we all understand the — both top line and bottom line opportunity that they provide to us. And also, we have the Hollister UK stores opening in Fall. I can tell you that we are very excited about the prospect for those stores, and it would not be — it would not be a surprise if we accelerate that as well, and in 2009 you also see — in late 2009 you see some additional Hollister chain stores come on board in Europe and the UK. So absolutely on a top-line basis that will help our rate of growth as we get into next year.

Mike Kramer - Abercrombie & Fitch Co. - EVP, CFO
Janet this is Kramer. I wanted to elaborate too, as well. Clearly, and we’ve been saying this all along, you’re going to — our rate of growth internationally will start to swing up to the latter part of 2009 into 2010, which will help offset that expense pressure. But going into 2009, it will not. We’ve been very clear about that. I’ve talked about that hockey stick. So in the absence of the economy turning around, going into 2009 is going to be tough for us, but the latter part of 2009 with regards to the international hockey stick we feel very confident about, and that’s really a real big upside to us on the go forward. In terms of the inventory levels keep in mind last year that there were some shifts going on at the end of — shifts in our inventory strategy going on at the end of last year, and that’s why you see a little bit of a disconnect in terms of our growth.

Operator
We go next to Dana Cohen with Banc of America.

Dana Cohen - Banc of America - Analyst
Oh, hi, guys. Just going back again on the SG&A, I mean, obviously the two pieces you’re calling out, payroll, as well as flagship expenses, are about twice the expenses you had in the first half. So I’m just wondering, should we just think that that is totally incremental, or are there likely to be offsets as there were in the second quarter? Can you also just talk a little bit more, were there any other things other than payroll that resulted in the moderation and the expense dollars in the second quarter?

Mike Nuzzo - Abercrombie & Fitch Co. - VP-Fin.
Dana, let me address it. I think — let me start with the stores and distribution part of the P&L. First of all, the second quarter performance from an EPS standpoint was actually extremely good. As you know, we got benefit on the gross margin side, but we also got some, I would say higher than what we would have expected benefit on the stores and distribution side. And a lot of that came from some really effective management and a program that we had started in Q4 began to implement in Q1 and saw the full impact of in Q2. Where we looked at within the payroll structure overnight hours we looked at impact hours, we looked at the management structure of stores, and really saw a lot of savings that could have been generated from those — that was generated from those areas. So we were obviously very excited about that. We talk about the concept of leveraging on a flat plus one comp.

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I think we still want to be of that mind-set, but clearly if you take into account the benefit that we got on the gross margin side and on the store side, we likely would have leveraged excluding the incremental expenses that we talk about on a negative 1 comp. So it was a really strong accomplishment. Going forward, we obviously assume that that programmatic change in the store side will continue into the fall. It is part of our fall guidance, and just to give you a little bit of insight to that, if you look at the fall guidance, and if you look at where we are and what we’ve come out with with the $3.40 to $3.45, I think a good way to think about is if you look at our spring performance, where we generated roughly comparable operating income dollars on a negative 4 comp, the difference between — and if you take that model and you apply it to Fall, the major difference between that and the guidance that we’ve provided is simply in the sales difference between a negative 4 comp and a negative 7 comp. If you take that sales difference and you take the fact that we’ve got some limited variable expense that we can take out of the stores and distribution line item, we are pretty fixed on our MG&A as we talked about. We should anticipate comparable other income and lower interest income. That I think, will help you get to the earnings guidance that we provided for the fall.

Operator
We go next to Dana Telsey with the Telsey Advisory Group.

Dana Telsey - Telsey Advisory Group - Analyst
Good morning, everyone. Can you talk a little bit about on the gross margin side, given the gross margin continues to be up around 130 basis points, how much of the improvement in gross margin is coming from London and the international stores, and as you look at the flagship stores, what opportunities in margin do you see in terms of their contribution relative to the whole?

Mike Nuzzo - Abercrombie & Fitch Co. - VP-Fin.
And lastly on the Hollister business, any differences in how you manage expenses at Hollister versus core Abercrombie? Thank you. Dana, on the gross margin side, you touched on one of the benefits that we’ve gotten, which is the international pricing that we have talked about. The second area of benefit is in the core retail pricing. We talked about the price increases that we have taken in denim and polos. We’ve taken some price increases in graphic tees and shorts, and as Mike Jeffries indicated we will look to strategically look to take some price increases over the course of the Fall. So that, along with the international pricing, has been a benefit for us. As you look out into 2009, I can tell you that — and it’s pretty obvious, as we bring on more of these both flagship A&F stores and Hollister chain stores the benefit to the IMU of that international pricing will increase, which is obviously a good advantage for us. And on the product pricing side, you will see an advantage as well.
The issue that on the gross margin side that we’re paying special attention to is on the sourcing side. We have not seen product inflation as we’ve done our planning for the back half of 2008. We are starting to see some product inflation issues as we get into 2009, but what we will see in 2008 will be some inflationary pressures in the areas of transportation and logistics. So, again, we’ve got these two forces that are really helping us on the pricing side. We’ve got sourcing issues that we are addressing, and on the markdown front, in terms of gross margin, I think it’s safe to say that our markdown level might be a little higher in Fall compared to last year than it was in the Spring, but not significantly higher.
And then on the Hollister side is, in terms of looking at the cost reduction at Hollister, we have always thought about running our businesses consistently in terms of staffing and the P&L structure, and so we’re not taking any steps outside of the normal matrix and mechanisms in Hollister compared to the other brands.

Mike Kramer - Abercrombie & Fitch Co. - EVP, CFO
This is Kramer. I want to add to the gross margin because I think we need to highlight a couple things here. One is, is two days through the downturn in terms of the economy our clearance levels in all of our brands have remained relatively consistent year over year. The full-price selling is roughly running the say. We talked about it in terms of the script. We’re not going to buy sales, we’re not going to focus in terms of buying sales on a short-term basis. I think that that’s going to help us maintaining our gross margin rates and not deteriorating them like everybody else is in the mall is going to help us in terms of continue to invest in those things that we’re talking about to get us through 2009 and 2010. So we’re pretty proud of how that’s coming out.

Operator

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Final Transcript
For our next question we go to Jeff Black with Lehman Brothers.

Jeff Black - Lehman Brothers - Analyst
Thanks. Just a little bit more color on a couple of things. First, the price increases. Are you talking mainly increases at the category level, sprinkled across the division, or are we talking about an effort — because it seems the implication was you took prices up in Abercrombie and you really thought that benefited back in ‘05. Is the implication you’re taking prices up in Hollister now and you want to see a similar benefit, and then the add-on question is just the growth rate per square footage in ‘09. What is it? Thanks.

Brian Logan - Abercrombie & Fitch Co. - Controller
Sure. Jeff this is Brian Logan. The price increases, there will — there’s some plans of taking some strategic price increases as we deem dictated by both increases in elevated quality, or in — increase in cost, or in areas where the iconic status of the product dictate. There isn’t a defined plan at this point. I think that price increases will be determined at some future point in time, and it’s not — we don’t have any guidance at this point to tell what you those would be. I think it’s going to be more opportunistic and strategic, and really I think that’s all I can provide at this time. And Jeff we are looking across all of the brands in terms of price increases.

Mike Nuzzo - Abercrombie & Fitch Co. - VP-Fin.
As far as square is footage guidance for 2009, I think that’s something we would provide a little later in the year. In terms of I think the thing that hasn’t really been pointed out, which I think is really important in terms of the pricing initiatives that we’ve taken to date, in all of the categories but one we have actually not seen any negative impact to our sales. And we’re determining that one particular category whether that is an economic — macro economic situation or not.

Operator
We go next to Michelle Tan with Goldman Sachs.

Michelle Tan - Goldman Sachs - Analyst
Great, thanks. I was wondering if could you give us a little more color if you look at the deceleration in the business into July and the planned deceleration for the back half of the year, as far as where you’re seeing that? It seems like the international stores are still holding up well. Has the rate of growth on those stores slowed or is it more seeing slowing in some of the more domestic business?

Mike Nuzzo - Abercrombie & Fitch Co. - VP-Fin.
Yes, sure, I think as far as July goes, we talked about seeing a slowdown really across all of our major store segments. But I can tell you if you look at that time international business which continues to be strong, Fifth Avenue, for example, has been at just an absolute incredible growth rate, and that ticked down a little bit in July. London remained as strong as it had in the previous quarter in July, and the other domestic tourist stores were equally strong as they had been in July. So overall that performance continues to be good and as we get into the fall that obviously continues to be the case. The deceleration has been in the domestic store side, and for the most part it is in our lower volume stores that we’ve seen more of a deceleration. Which gets to an issue of our negative 7 comp for fall. Given the macro economic environment that we have seen to date, given all of the pricing and promotion efforts that you see in the mall out there, I think we felt that it was absolutely prudent to use the July run rate as our assumption go forward for inventory strategies and for P&L management in Fall of 2008.

Operator
We go next to Brian Tunick with JPMorgan.

Brian Tunick - JPMorgan - Analyst

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Final Transcript
Hey, guys. I guess Jeffries didn’t mention RUEHL in his growth comments. Just curious if you guys could give us an update on your full-year dilution expectations now for both RUEHL and for Gilly, and also on the auction rate side are you finding them now more liquid given what’s happening with the settlements, and does that increase the likelihood for a buyback program next year? Thanks, guys.

Mike Nuzzo - Abercrombie & Fitch Co. - VP-Fin.
So let me address — let me address the RUEHL and Gilly—.

Mike Kramer - Abercrombie & Fitch Co. - EVP, CFO
I’ll address that.

Mike Nuzzo - Abercrombie & Fitch Co. - VP-Fin.
So RUEHL and Gilly, we’ve talked about, I think Mike Kramer mentioned in the call last time, that if you combine the operating losses for RUEHL and Gilly, look at this year versus last year, it is slightly higher than last year, but not, again, slightly, not in a significant way, and the reason is we knew that Gilly, once we started into store operations, would have the typical store start-up loss situation primarily related to the fact that the gross margin is low, and obviously in the evolution of a brand you see that gross margin uptick over the course of a couple years. The RUEHL four-wall loss is stabilized, and much of that stabilization came from the cost reengineering and the efforts that we have done in that business over the past year. So although the comps have declined, which, again, we anticipated, the loss generated from RUEHL has stabilized, if you look it is a it this year compared to the last couple of quarters.
And so again, on RUEHL we have talked about, and I want to emphasize this as well, looking at the sales trend, we are still in the phase where we are anniversarying substantial clearance levels from last year. We will be begin to see that become a little bit cleaner in terms of a sales trend comparison in the back half of this year and the beginning of next year. So it’s fair to say that we’ll be watching the sales trend in RUEHL very closely as we get to the end of the year and beginning of next year, and obviously we will keep you updated on that business. Kramer, do you want to talk about—?

Mike Kramer - Abercrombie & Fitch Co. - EVP, CFO
Sure, on the auction-rate securities there were several issues that were called at par during the quarter. We’re hearing some encouraging news related to auction-rate securities. At the end of the quarter we ended up with $54 million in terms of munis, and $235 million in terms of student loans. Even with the auction rate securities, if they are last at the levels that they are through the end of this year, keep in mind we built up a significant amount of cash reserves through the back half of the year. Absolutely we will be going back into the market into 2009, and there may even be the possibility in late 2008 depending on the business.

Operator
We go next to Adrienne Tennant with FBR.

Adrienne Tennant - FBR - Analyst
My question is back on the inventory build in the third quarter. What’s the rationale for bringing in the product in the late October time frame? Then secondarily, what happens in the event that, you have a very conservative outlook for sales but to the extent that the sales are — and the economy is even more sluggish. What happens to carry-over inventory at the end of the season? Does it go to the outlets, or what happens to it since you’re not going to mark it down to move it off the floor? Thank you.

Mike Nuzzo - Abercrombie & Fitch Co. - VP-Fin.

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Final Transcript
Adrienne, let me elaborate just a little bit on the late October thing. Two issues. One, the last couple years we really felt like we had stores doing larger updates in November in preparation for post-Thanksgiving, and we really feel like it took away from the focus on preparing the business for that heavy shopping time period. The second thing is we also wanted to make sure that we had some product — we had some key product slides last year. Not slides that severely impacted the sales trend as we got into Thanksgiving but certainly it impacted the sets that we were doing leading up to Thanksgiving, and so we wanted to make sure, one, we had the discipline to ensure that we got all of our deliveries on time, and two, we wanted to alleviate some of the work load on the stores in the sets that we would do in November. So that’s why the Christmas floor set is going to be a little big they are year and the subsequent floor sets will be smaller. So that explains a little bit as to the buildup of inventory that you would see in our Q3.
As far as if sales are lower than our expectations, and our carry-over concerns, I can just tell you that it is something that the planning team here monitors on a weekly basis. We look at sales trends. We have some pretty sophisticated sales modeling that we run based upon what the current business looks like, and in terms of managing and modifying late season deliveries, we certainly can do that to manage the carry-over level. We do take the merchandise that is carried over at the end of the season and we maintain some of it in our stores in sales, and we distribute it after a certain period of time to the outlet stores. But also keep in mind that when you are managing your inventory levels, you’ve got, in fall two, very large selling periods, and so it gives you a good opportunity to more effectively manage your triggers and your deliveries to again make sure you’re relatively clean coming out of the season.

Mike Kramer - Abercrombie & Fitch Co. - EVP, CFO
Let me just add to that, this is Kramer. This is the area of managing the business where we not only get an A plus but we get an A plus plus. We gave guidance in terms of Spring of this year in terms of top line, and the sales actually came in lower than that. And yet we were still able to manage our inventory. We flow inventory throughout the quarters, throughout the season, and we’re able to react and respond quickly both on a downside and an upside. This has never been an issue for us, and it will never be an issue for us. This is where we accelerate. We’re excellent in this category.

Operator
We go next to Lorraine Maikis with Merrill Lynch.

Lorraine Maikis - Merrill Lynch - Analyst
Thank you. Just wanted to touch on the product inflation that you’re starting to see for ‘09. Can you quantify the magnitude of that, and can you also just talk to us a little bit about your strategy on how to handle that? Do you expect to continue to raise prices or take some quality out of the product or just take a margin hit?

Mike Nuzzo - Abercrombie & Fitch Co. - VP-Fin.
Lorraine, I can’t give you a lot of detail on the product inflation issues that we’re seeing in 2009, and as we get closer, and we get into the back half of the year, I think we can give you a little bit more visibility to that. But what I do want to emphasize is in the discussion about price increases, I think Brian Logan mentioned it, we are focused on two things. One, we are focused on building and elevating the quality level of the merchandise, and, two, we are paying very close attention to this cost structure of the merchandise and using those two elements to base our strategy for price increases. The third piece of that is how our brands are positioned and just long-term brand positioning by category.

Operator
We go next to Christine Chen with Needham & Company.

Christine Chen - Needham & Company - Analyst

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Final Transcript
Thank you. I wanted to ask about your — I guess your knit tops business has been lagging other categories for some time now, and some of the comments have been that there’s no fashion newness. I’m just wondering what you’re doing to address that, maybe for the holiday season or for Spring, and then wondering if further adjustments are being made to the product at RUEHL? Thank you.

Mike Nuzzo - Abercrombie & Fitch Co. - VP-Fin.
Christine, the only thing I will say about the newness issue is I don’t know that there is a trend out there that we are missing the mark on and that somebody else is doing exceptionally well in the women’s fashion knit top business. It’s been an industry trend throughout the season, and all I can say is that we’re focused literally every week on making sure that we’re driving that side of the business and that we are driving quality in that business with each new update that you see. Further adjustments to the product at RUEHL, I can just tell you that part of the significant strategy throughout the year has been to elevate the product quality so that it merits the price premium that it has over A&F.

Mike Kramer - Abercrombie & Fitch Co. - EVP, CFO
This has been a complete focus of Mike Jeffries and Chad Kessler over the course of the last season. You will start to see elements of that in Fall of this year and full assortment impact in Spring of next year.

Eric Cerny - Abercrombie & Fitch Co. - Manager, IR
We have time for one more question.

Operator
And that question will be from Jennifer Black with Jennifer Black & Associates.

Jeff Black - Lehman Brothers - Analyst
Just under the wire. I’m curious if you’re gaining leverage with the landlords with leases on your new stores as well as your lease renewals? Thanks.

Mike Nuzzo - Abercrombie & Fitch Co. - VP-Fin.
Well, the answer to that question is yes.

Jeff Black - Lehman Brothers - Analyst
Can you say how significant is that?

Mike Nuzzo - Abercrombie & Fitch Co. - VP-Fin.
No. I would honestly rather not, just based on our partnership.

Jeff Black - Lehman Brothers - Analyst
Okay. Thank you. Good luck.

Eric Cerny - Abercrombie & Fitch Co. - Manager, IR
Actually, we’ll get one more question in. Anybody else?

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Final Transcript

Operator
And that question will come from Kimberly Greenberger with Citigroup.

Kimberly Greenberger - Citigroup - Analyst
Thank you. I just wanted to follow-up on Christine Chen’s question. It strikes me that not just in the knit top category but really across the assortment there’s a lot of repetition in the fashion, and in the absence of a broad-brushed macro trend, are you having your internal trend people go out and look at something — look at different fashion trends that are going on around the globe, or what is it that you are doing in the absence of an overriding macro fashion trend to help drive your assortment?

Mike Nuzzo - Abercrombie & Fitch Co. - VP-Fin.
Kim, I don’t know that it the’s anything different that we have done quite effectively for a number of years. We’ve got conceptual design offices in London. We’ve got now — we’ve got a pretty strong conceptual design presence in Asia, and we obviously have on the West Coast in New York City. So just continuing to do what we have done always in terms of looking for what’s next, and what is driving the fashion, but keep in mind everything we talk about in terms of fashion we always get back to how is it best interpreted in our brand. And if there’s a fashion trend that might be hot, if it’s really not appropriate for Abercrombie and Fitch in that classic casual style, we won’t do it. And I think that’s part of maintaining our focus on being the brand that we are, premium, casual, lifestyle. So I hope that helps give you some color on that.

Operator
And with that we have no further questions on our roster. Therefore, Mr. Cerny, I’ll turn the conference back over to you for any closing remarks.

Eric Cerny - Abercrombie & Fitch Co. - Manager, IR
Thank you for joining us today.

Operator
Ladies and gentlemen, that does conclude the Abercrombie & Fitch second quarter earnings results conference call. We do appreciate your participation, and you may disconnect at this time.

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Final Transcript

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